                                                                Exhibit 4.1

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                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                                 by and between

                           ELAN PHARMACEUTICALS, INC.,

                                      and

                            AMARIN CORPORATION, PLC,

                         dated as of September 29, 1999

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
                               TABLE OF CONTENTS

ARTICLE I.            DEFINITIONS                                             3

  Section 1.01        Defined Terms.........................................  3
  Section 1.02        Construction of Certain Terms and Phrases.............  8

ARTICLE II.           PURCHASE AND SALE OF ASSETS                             8

  Section 2.01        Purchase and Sale of Assets...........................  8
  Section 2.02        Security Interest.....................................  8

ARTICLE III.          ASSUMPTION OF LIABILITIES                               9

  Section 3.01        Assumption of Assumed Contracts.......................  9
  Section 3.02        No Other Liabilities Assumed..........................  9

ARTICLE IV.           PURCHASE PRICE AND PAYMENT                              9

  Section 4.01        Purchase Price........................................  9
  Section 4.02        Payment of Sales, Use and Other Taxes................. 10
  Section 4.03        Title................................................. 10

ARTICLE V.            DELIVERIES                                             10

  Section 5.01        Deliveries By Seller.................................. 10
  Section 5.02        Deliveries by Buyer................................... 10

ARTICLE VI.           REPRESENTATIONS AND WARRANTIES OF SELLER               10

  Section 6.01        Organization, Etc..................................... 10
  Section 6.02        Authority of Seller................................... 11
  Section 6.03        Consents and Approvals................................ 11
  Section 6.04        Non-Contravention..................................... 11
  Section 6.05        Financial Statements.................................. 12
  Section 6.06        No Undisclosed Liabilities or Encumbrances............ 12
  Section 6.07        Purchased Assets Generally............................ 12
  Section 6.08        Intellectual Property Rights.......................... 12
  Section 6.09        Litigation............................................ 13
  Section 6.10        Compliance with Law................................... 13
  Section 6.11        Contracts............................................. 13
  Section 6.12        Inventory............................................. 14
  Section 6.13        Regulatory Matters.................................... 14
  Section 6.14        Bulk Sales............................................ 15
  Section 6.15        Disclosure............................................ 15

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF BUYER                15

Section 7.01   Corporate Organization.............................. 15
Section 7.02   Authority of Buyer.................................. 15
Section 7.03   Non-Contravention................................... 15
Section 7.04   Litigation.......................................... 15
Section 7.05   Consents and Approvals.............................. 15
Section 7.06   Disclosure.......................................... 16

ARTICLE VIII. COVENANTS OF THE PARTIES                              16

Section 8.01   Non-Assertion of Intellectual Property Rights....... 16
Section 8.02   Cooperation......................................... 16
Section 8.03   Notification of Certain Matters..................... 17
Section 8.04   Adverse Events...................................... 17
Section 8.05   Transition Services................................. 17
Section 8.06   Assignment of Contracts............................. 18
Section 8.07   Marketing and Promotion of Phrenilin Products....... 18
Section 8.08   Insurance........................................... 18
Section 8.09   Midrin Negotiation Right............................ 18
Section 8.10   Pre-Closing Purchase Orders......................... 19

ARTICLE IX. ACTIONS BY THE PARTIES ON AND AFTER THE CLOSING DATE    19

Section 9.01   Survival of Representations, Warranties, Etc........ 19
Section 9.02   Indemnification..................................... 19
Section 9.03   Covenant not to Compete............................. 20

ARTICLE X. MISCELLANEOUS                                            20

SECTION 10.01  Confidentiality..................................... 20
Section 10.02  Survival............................................ 21
Section 10.03  Public Statements................................... 21
Section 10.04  Notices............................................. 22
Section 10.05  Entire Agreement.................................... 22
Section 10.06  Waiver.............................................. 22
Section 10.07  Amendment........................................... 23
Section 10.08  Third Party Beneficiaries........................... 23
Section 10.09  Assignment Binding Effect........................... 23
Section 10.10  Headings............................................ 23
Section 10.11  Severability........................................ 23
Section 10.12  Governing Law....................................... 23
Section 10.13  Expense............................................. 24
Section 10.14  Counterparts........................................ 24
Section 10.15  Schedules, Exhibits and Other Agreements............ 24

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

     This Amended and Restated Asset Purchase Agreement (this "Agreement") is made and entered into as of September 29, 1999 by and between Amarin Corporation, PLC, a United Kingdom public limited company ("Buyer") and Elan Pharmaceuticals, Inc., a Delaware corporation ("Seller"). Buyer and Seller may sometimes hereinafter be referred to as a "Party" or collectively as the "Parties."

     WHEREAS, Buyer was formerly known as Ethical Holdings PLC ("Ethical"), and Seller is the successor by assignment of the assets and liabilities of Carnrick Laboratories, Inc. ("Carnrick");

     WHEREAS, Ethical and Carnrick entered into a License, Distribution and Security Agreement dated September 29, 1999 (the "LDS Agreement") involving the Purchased Assets;

     WHEREAS, Buyer and Seller desire to amend and restate the LDS Agreement on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties intending to be legally bound do hereby agree as follows:

                            ARTICLE I.   DEFINITIONS

     SECTION 1.01 DEFINED TERMS. As used in this Agreement, the following defined terms have the meanings described below:

     (a) "Action or Proceeding" means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

     (b) "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" and, with correlative meanings, the terms "controlled by" and "under common control with" means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

     (c) "Assets" of a Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated or owned by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

     (d) "Assumed Contracts" means those Contracts set forth on Schedule 1.01(d) hereto that are assigned by Seller to Buyer pursuant to Section 2.01; provided, however, that in the event that Seller is not able to obtain any consents necessary to, or otherwise is not able to, assign any such Contract within the time provided therefor, such Contract shall not be deemed to be an Assumed Contract.

     (e) "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated to close.

     (f) "Closing Date" means September 29, 1999.

     (g) "Contract" means any and all written commitments, contracts, licenses, purchase orders, indentures, debentures, notes, letters of credit or other agreements.

     (h) "Default" means (i) a material breach of the obligations of a party hereunder, including Buyer's failure to comply with Section 4.01(d) hereof;
(ii) acknowledgement of insolvency by a party, or the filing by or against a party or its assets of a petition in bankruptcy, reorganization, liquidation, receivership, assignment for the benefit of creditors or the like, which is not dismissed unconditionally within sixty (60) days of such acknowledgement or filing.

     (i) "Encumbrance" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future, or any default with respect to any order or unsatisfied judgement.

     (j) "FDA" means the United States Food and Drug Administration and any successor thereto.

     (k) "Financial Statements" means the historical financial and other information relating to the Products attached hereto on Schedule 6.05.

     (l) "GAAP" means, with respect to a Person, generally accepted accounting principles consistently applied in accordance with past practice of such Person.

     (m) "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any state, county, city or other political subdivision thereof or any other similar national or multinational body.

     (n) "Intellectual Property" of any Person means any or all of the following and all rights in, arising out of, or associated therewith: (i) Patents; (ii) Know-how; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) industrial designs and any registrations and applications therefor throughout the world;
(v) brand names, trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

     (o) "Inventory" means all quantities of the Products and of work-in-progress, raw materials, samples and marketing materials with respect thereto (including film, artwork, and other media associated copyrights and other intellectual property rights therein) owned by Seller as of the Closing Date, including all quantities of Product for which purchase orders were issued by or on behalf of Seller prior to the Closing Date (the "Pre-Closing Purchase Orders").

     (p) "Know-how" means all information and materials controlled, possessed or owned by Seller, including technical knowledge, expertise, skill, practice, inventions, procedures, formulae, trade secrets, confidential information, analytical methodology, processes, preclinical, clinical, stability and other data, toxicological information, market studies and all other experience and know-how in tangible or intangible form, whether patented, patentable or otherwise.

     (q) "Knowledge" means any information that is known, or reasonably should have been known, by Seller, Carnrick or any of their respective directors, officers or managers.

     (r) "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes.

     (s) "Line Extension" means those improvements or follow-on products with respect to the Phrenilin Products and the Non-Phrenilin Products set forth on
Schedule 6.13(A).

     (t) "Material Adverse Effect" means a material adverse effect, whether individually or in the aggregate, (i) on the Purchased Assets or the business, operations, Assets, Liabilities or prospects with respect thereto, or (ii) on the ability of Seller to consummate the transactions contemplated hereby.

     (u) "Net Sales" means the gross invoiced sales sold or commercially disposed of for value to a third party by Buyer or its Affiliates or sublicensees, after deducting (i) discounts, including cash discounts, customary trade allowances or rebates actually taken or allowed; (ii) credits or allowances given or made for rejection, recall or return of previously sold Products actually taken or allowed; (iii) any Tax or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof; and (iv) packaging, freight insurance and customs, duties and brokerage fees on shipments of Products actually paid or incurred by Buyer or its Affiliates or sublicensees.

     (v) "Non-Phrenilin Products" means Arnen, Exgest LA, Motofen, Bontril PDM, Bontril Slow Release, Sinulin, Nolahist, Propagest, Salflex, Capital & Codeine Suspension, Hydrocet, Nolamine and Theo-X.

     (w) "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     (x) "Ordinary Course of Business" of any Person means such action that is consistent with the past practices of such Person, as applicable, and is taken in the ordinary course of the normal day-to-day operations of such Person.

     (y) "Patent" means any patents, provisional patent applications, patent applications and similar instruments (including any divisions, continuations, continuations-in-part, reissues, renewals, extensions or the like of any such patent, application or instrument) as well as any foreign equivalents thereof (including certificates of invention and any applications therefor).

     (z) "Permits" means licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority with respect to the Products other than investigational drug applications ("IND's"), new drug applications ("NDA's") or abbreviated new drug applications ("ANDA's").

     (aa) "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

     (bb) "Phrenilin Products" means Phrenilin, Phrenilin Forte, Phrenilin with Ibuprofen or Aspirin, Phrenilin & Codeine, and Phrenilin with Caffeine and Codeine.

     (cc) "Phrenilin Royalty" means a payment equal to eight percent (8%) of the Net Sales of the Phrenilin Products.

     (dd) "Pre-Closing Purchase Orders" shall have the meaning set forth in
Section 1.01(p) hereof.

     (ee) "Products" means the Phrenilin Products, the Non-Phrenilin Products and the Line Extensions.

     (ff) "Purchased Assets" means the Assets set forth on Schedule 6.07(a).

     (gg) "Registered Intellectual Property" means all United States, international and foreign: (i) Patents; (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

     (hh) "Regulatory Documentation" shall mean any and all (i) regulatory filings, including investigational drug applications ("IND's"), new drug applications ("NDA's") and abbreviated new drug applications ("ANDA's") together with and supporting documents, clinical studies and tests, including any such filings, Permits, documents, studies and tests related to the Products and any improvements thereto, and (ii) records maintained under Good Manufacturing Practices ("GMPs") or other record keeping or reporting requirements of the FDA, the Environmental Protection Agency, the Occupational Health and Safety Administration, the Nuclear Regulatory Commission or any other United States or foreign regulatory authorities, including all investigational new drug applications, new drug applications, abbreviated new drug applications, (including any application withdrawals or expected withdrawals of any of the foregoing), drug master files, FDA approvals for export, FDA warning letters, FDA Notice of Adverse Finding letters, FDA audit reports (including any comments on such reports), other correspondence with regulatory agencies (registrations and licenses, regulatory drug lists, advertising and promotion documents), adverse event files, IND safety reports, complaint files and manufacturing records (as well as any foreign equivalents of the foregoing), with respect thereto.

     (ii) "Royalty Term" means the period from the date the cumulative Net Sales of the Phrenilin Products after the Closing Date (the "Royalty Start Date") exceeds Ten Million Dollars ($10,000,000.00) through the earlier of (i) the tenth (10th) anniversary of the Royalty Start Date, and (ii) the date the cumulative Net Sales of the Phrenilin Products after the Closing Date reaches Ninety-Five Million Dollars ($95,000,000.00).

     (jj) "Seller Intellectual Property" means (i) the Intellectual Property set forth on Schedule 6.08 (a), (ii) any other Intellectual Property owned, controlled or possessed by or licensed to Seller that relates to the Products, or to which Seller otherwise has rights; provided, however, that the foregoing shall not include the right to use the name or logo of Seller or any of Affiliates, and (iii) all rights with respect thereto.

     (kk) "Tax" means any income, alternative or add-on minimum tax, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp tax, custom or duty or similar assessment imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax; (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being any affiliated, consolidated, combined, unitary or other group for any Taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

     (ll) "Territory" means worldwide.

     (mm) "Transition Period" means the period commencing on the Closing Date and ending on the first anniversary thereof, or for such longer period as the parties may mutually agree in writing.

     SECTION 1.02 CONSTRUCTION OF CERTAIN TERMS AND PHRASES. Unless the context of this Agreement otherwise requires: (a) words of any gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or"; and (f) the term "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings ascribed to them under GAAP.

                    ARTICLE II. PURCHASE AND SALE OF ASSETS

     SECTION 2.01 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, as of the Closing Date, Seller shall sell, transfer, convey, assign and deliver (or shall cause to be sold, transferred, conveyed, assigned and delivered) to Buyer, and Buyer shall purchase, acquire and accept (or shall cause to be purchased, acquired or accepted) from Seller, the Purchased Assets. Seller shall use reasonable efforts and Buyer shall cooperate in all reasonable respects with Seller to obtain all consents or waivers and to resolve all impracticalities of assignments or transfers necessary to convey the Purchased Assets to Buyer.

     SECTION 2.02 SECURITY INTEREST. As Of The Closing Date Buyer shall:

     (a) grant Seller a continuing first priority, secured floating security interest, lien and charge in the Inventory and the cash or non-cash proceeds thereof, as security for payment in full of the Deferred Payment (to the extent of Buyer's obligation to make such Deferred Payment); and

     (b) also execute, deliver and file, as the case may be, such additional documents as may be necessary to carry out the intent of this Section 2.02, including an expanded security agreement or other documents to reflect Seller's security interest in the Inventory and rights in the Purchased Assets, as Seller may reasonably request from time to time.

     Upon full and complete payment by Buyer to Seller of the Deferred Payment amount, Seller shall immediately deliver or cause to be delivered to Buyer termination of the security interest granted by Buyer pursuant to this Section 2.02.

                     ARTICLE III. ASSUMPTION OF LIABILITIES

     SECTION 3.01 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement, as of the Closing Date, Buyer agrees to assume, satisfy or perform when due Seller's obligations arising under or with respect to all Assumed Contracts and such obligations are set forth in Schedule 3.01 attached hereto and are to be assumed by Buyer in connection with the closing of this Agreement (the "Assumed Liabilities").

     SECTION 3.02 NO OTHER LIABILITIES ASSUMED. Other than the Assumed Liabilities, Buyer shall not assume or be deemed to have assumed or guaranteed, or otherwise be responsible for any liability, obligation or claim of any nature, whether direct or indirect, for any debt, obligations or liabilities of Seller or any of its Affiliates relating to the Purchased Assets or otherwise, without regard to whether such debt, obligation or liability is known, knowable, or unknown, matured or unmatured, liquidated or unliquidated, fixed or contingent, arising out of acts, omissions or occurrence prior to the Closing Date or any conditions existing prior to the Closing Date, even if such actions, omissions, or conditions continue thereafter, and regardless of whether or not such claims are listed on any Schedule hereto. Except as and to the extent otherwise expressly provided in this Agreement, Buyer has not agreed to pay, shall not be required to assume and shall not have any liability or obligation, direct or indirect, absolute or contingent, of Seller or any other Person, without regard to whether any such liability or obligation is listed on a Schedule hereto (the assumption of which by Buyer is not expressly provided for in, or contemplated by, this Agreement), including any litigation pending against the Purchased Assets or Seller or any of its Affiliates in connection with the Purchased Assets, any liability or obligation as guarantor, surety, co-signer, endorser, co-maker or indemnitor, any product or liability claims relating to products manufactured, sold or shipped, or services rendered, on or prior to the Closing Date. Without limiting the generality of the foregoing, Seller shall remain liable for the payment of all of its Liabilities, including any amounts owed with respect to the Pre-Closing Purchase Orders.

                     ARTICLE IV. PURCHASE PRICE AND PAYMENT

     SECTION 4.01 PURCHASE PRICE. As consideration for the Purchased Assets, Buyer will pay Seller total consideration in the amount of Twenty Five Million Two Hundred Thousand Dollars ($25,200,000.00) plus the Phrenilin Royalty as follows:

     (a) Purchased Assets Except the Inventory. Two Million Dollars ($2,000,000.00) on or before December 31, 1999 as consideration for all of the Purchased Assets except the Inventory;

     (b) Inventory. Twenty Three Million Two Hundred Thousand Dollars ($23,200,000.00) as consideration for the Inventory as follows: (i) Sixteen Million Seven Hundred Thousand Dollars ($16,700,000.00) on or before December 31, 1999 and (ii) the balance of Six Million Five Hundred Thousand Dollars ($6,500,000.00) on or before September 29, 2000 (the "Deferred Payment"); and

     (o) Phrenilin Royalty. As additional consideration for the Purchased Assets, Buyer will pay Seller the Phrenilin Royalty, on a quarterly basis, during the Royalty Term.

     SECTION 4.02 PAYMENT OF SALES, USE AND OTHER TAXES. Seller shall be responsible for all sales, use and other related Taxes, if any, arising out of the sale of the Purchased Assets to Buyer pursuant to this Agreement.

     SECTION 4.03 TITLE. Subject to Section 2.02, title to the Purchased Assets shall pass to Buyer as of the Closing Date.

                                        ARTICLE V. DELIVERIES

     SECTION 5.01  DELIVERIES BY SELLER.

     (a) On the Closing Date, Seller shall deliver or cause to be delivered to Buyer, at Buyer's request:

          (i)   possession of all of the Purchased Assets;

          (ii) executed copies of all consents and approvals then obtained by Seller in connection with the transactions contemplated hereby

          (iii) all such other assignments and other instruments as are necessary to transfer to Buyer good and marketable title to the Purchased Assets.

     SECTION 5.02  DELIVERIES BY BUYER.

     (a) On or before December 31, 1999, Buyer will deliver or caused to deliver to Seller the consideration set forth in Sections 4.01(a) and 4.01(b).

     (b) On or before September 29, 2000, Buyer will deliver the outstanding balance of the Deferred Payment.

           ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as of the Closing Date, subject to such exceptions as may be disclosed in the Schedules hereto supplied by Seller, which Schedules shall be deemed to be representations and warranties of Seller as if made herein, as follows:

     SECTION 6.01 ORGANIZATION, ETC. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect. Seller has full power and authority, and holds all Permits and authorizations necessary, to carry on its business with respect to the Products and to own and use the Purchased Assets, except where the failure to have such power and authority or to hold such Permits or authorizations would not have a Material Adverse Effect.

     SECTION 6.02 AUTHORITY OF SELLER. Seller has all necessary power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     SECTION 6.03 CONSENTS AND APPROVALS. Except as set forth on Schedule 6.03, to Seller's Knowledge, no consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any third party is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 6.4 NON-CONTRAVENTION, The execution and delivery by Seller of this Agreement does not, and its performance under this Agreement and the consummation of the transactions contemplated hereby will not:

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation, Bylaws or other organizational documents or other documents of Seller;

     (b) conflict with or result in a violation or breach of any of term or provision of any law, Order, license, statute, rule or regulation applicable to Seller or the Purchased Assets;

     (c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or any other Encumbrance upon any of the Purchased Assets under any agreement or commitment to which Seller is a party or by which Seller or any of the Purchased Assets is bound; or

     (d) otherwise result in an imposition of any Encumbrance on the Purchased.

     SECTION 6.05 FINANCIAL INFORMATION. The Financial Information previously delivered to Buyer by Seller and attached hereto as Schedule 6.05 (i) are true, correct and complete in all material respects with respect to the Purchased Assets; (ii) are in accordance with the Books and Records of Seller; (iii) have been prepared in conformity with GAAP, and (iv) fairly represents the sales and the gross margins with respect to the Products for the period covered hereby. Notwithstanding the foregoing, nothing in this Section 6.05 shall be construed as a representation or warranty by Seller to Buyer as to the potential sales or profit potential of the Products on or after the Closing Date.

     SECTION 6.06 NO UNDISCLOSED LIABILITIES OR ENCUMBRANCES. Except as disclosed in this Agreement, to the Knowledge of Seller, there are no Liabilities, Encumbrances or claims, nor any basis for any Liabilities, Encumbrances or claims, against Seller relating to or affecting the Purchased Assets, excepting only Liabilities and Encumbrances incurred in the Ordinary Course of Business that have not had, and are not reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect on the Purchased Assets.

     SECTION 6.07 PURCHASED ASSETS GENERALLY.

          (a) Schedule 6.07(a) sets forth a description of the Purchased Assets.

          (b) Schedule 6.07(b) sets forth all of the material tangible Assets constituting the Purchased Assets and to the Knowledge of Seller any and all improvements thereto or line extensions with respect to the Products that have been researched, investigated, developed, manufactured, sold on behalf of Carnrick.

          (c) Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except as disclosed in Schedule 6.07(c). The Purchased Assets include all Intellectual Property and other Assets that are owned, licensed, controlled or as to which Seller otherwise has rights, whether directly or indirectly, with respect to the Products.

     SECTION 6.08 INTELLECTUAL PROPERTY

          (a) To Seller's Knowledge, Schedule 6.08(a) lists all of the Intellectual Property, including, without limitation, Registered Intellectual Property, with respect to the Purchased Assets that is owned, controlled or possessed by, or licensed to, Seller, or to which Seller otherwise has rights. There is no Registered Intellectual Property that is owned, controlled or possessed by or licensed to Seller or its Affiliates that relates to the Products anywhere in the world other than the registered U.S. trademarks set forth in Schedule 6.08(a) (the "Trademarks").

          (b) To Seller's Knowledge, no Seller Intellectual Property is subject to any Action or Proceeding or outstanding decree, Order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use or enforceability of the Seller Intellectual Property.

     (c) The Trademarks are valid and subsisting in the United States and all necessary registration, maintenance and renewal fees have been paid and all necessary documents and certificates have been filed with the United States Patent and Trademark Office.

     (d) To Seller's Knowledge, the Purchased Assets as currently used by Seller have not, do not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of the United States.

     (e) To Seller's Knowledge, no Person has or is infringing or misappropriating the Seller Intellectual Property in a manner that will have a material adverse effect on the Purchased Assets.

     (f) To Seller's Knowledge, Seller has not transferred ownership of, any right to, or granted any license (exclusive or non-exclusive) with respect to, any Intellectual Property that is or was Seller Intellectual Property to any Person.

     To Seller's knowledge, Carnrick has taken reasonable steps to protect its rights in its confidential information or trade secrets related to any of the Purchased Assets.

     SECTION 6.09 LITIGATION. Except as set forth in Schedule 6.09, there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to, or otherwise affecting (a) the Purchased Assets; (b) this Agreement; or (c) the transactions contemplated by this Agreement.

     SECTION 6.10 COMPLIANCE WITH LAW. Except as set forth on Schedule 6.10, no Product has been developed, manufactured or commercialized by or on behalf of Seller outside of the United States. Seller is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state or local, except where failure to comply, in each instance and in the aggregate, could not be expected to result in a Material Adverse Effect on the Purchased Assets.

     SECTION 6.11 CONTRACTS.

     (a) To Seller's Knowledge, Schedule 6.11 contains a complete list of all material Contracts related to the Purchased Assets including all Contracts with managed care organization and manufacturers of the Products.

     (b) To Seller's Knowledge, each of the foregoing contracts is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms and there is no known violation or breach of or default under, either with the lapse of time, giving of notice or both, any such Contract by any Person.

     (c) Except as set forth on Schedule 6.11, no party to an Assumed Contract has notified Seller of an intention to terminate or substantially alter an existing business relationship with Seller or, after the Closing Date, Buyer or to refuse to provide any consents required to assign the Assumed Contracts to Buyer or otherwise effect the transactions contemplated by this Agreement nor has any licensor of Seller Intellectual Property notified Seller of an intention to terminate or alter the rights governed by such license.

     SECTION 6.12 INVENTORY. Schedule 6.12 sets forth a description of the Inventory as of the Closing Date.

     SECTION 6.13 REGULATORY MATTERS.

     (a) Schedule 6.13(a) contains a complete and correct list of the Products and to the Knowledge of Seller any and all improvements thereto or line extensions thereof that have been researched, investigated, developed, manufactured, sold or are in the process of being researched, investigated, developed, manufactured or sold by or on behalf of Seller or Carnrick.

     (b) Schedule 6.14(b), to the Knowledge of Seller, contains a complete and correct list of all NDA's and ANDA's related to the Purchased Assets, Seller has provided Buyer with true and complete copies of such filings.

     (c) To the Knowledge of Seller, with respect to the Purchased Assets, there have been no (i) product recalls, field corrective activity, warning letters, Notice of Adverse Finding letters, audit reports or administrative actions by the FDA or any similar action by any other Governmental or Regulatory Authority or (ii) withdrawals or expected withdrawals.

     (d) To the Knowledge of Seller all NDA's and ANDA's for the Products are currently effective and valid and have been validly issued. Neither the execution, delivery or performance of this Agreement nor the mere passage of time will have any effect on the continued validity or sufficiency of such filings. There is no Action or Proceeding by any Governmental or Regulatory Authority pending or, to the Knowledge of Seller, threatened with respect to the Regulatory Documentation.

     (e) To the Knowledge of Seller, neither Carnrick nor any of their employees has, with respect to the Purchased Assets or the business with respect thereto,
(i) been disbarred or received notice of action or threat of action with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335(a) and (b); (ii) been subject to any other FDA enforcement Action or Proceeding, or (iii) used in any capacity the services of any Person that has been subject to debarment or any other FDA enforcement action or proceeding.

     (f) All of the Products included in the Inventory, and to Seller's Knowledge all of the Products manufactured by or on behalf of Carnrick, have been manufactured in accordance with FDA requirements and they (i) have been manufactured, held and shipped in accordance with applicable GMPs and all other applicable law; (ii) have been manufactured, held and shipped in accordance with the Products' specifications; (iii) have not been adulterated or misbranded under the U.S. federal Food, Drug, and Cosmetic Act, as amended, or under any other applicable law; and (iv) may be introduced into interstate commerce pursuant thereto.

     SECTION 6.14 BULK SALES. Seller has complied with the bulk sales and similar requirements in effect in all states in which Seller owns Purchased Assets.

     SECTION 6.15 DISCLOSURE. No representation or warranty by Seller in this Agreement contains any untrue statement of material fact.

             ARTICLE VII.  REPRESENTATIONS AND WARRANTIES OF BUYER

     SECTION 7.01 CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect. Buyer has full power and authority and holds all Permits and authorizations necessary, to carry on its business with respect to the Products and to own and use the Purchased Assets, except where the failure to have such power and authority or to held such Permits or authorizations would not have a Material Adverse Effect.

     SECTION 7.02 AUTHORITY OF BUYER. Buyer has all necessary power and authority and has taken all actions necessary to enter into this Agreement, and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     SECTION 7.03 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of Buyer's organizational documents or violate any statute or law or any judgment, decree, Order, regulation or rule of any court or governmental authority or result in a breach of the material terms, conditions or provisions of, or constitute a default under, any material instrument, agreement, mortgage, judgment, Order, award, decree or other material restriction to which Buyer is a party or by which Buyer is bound.

     SECTION 7.04 LITIGATION. There are no Actions or Proceedings pending (or to the Knowledge of Buyer threatened) against, relating to, or otherwise affecting (a) this Agreement; or (b) the transactions contemplated by this Agreement.

     SECTION 7.05 CONSENTS AND APPROVALS. To Buyer's knowledge, no consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any third party is required in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

     SECTION 7.06 DISCLOSURE. No representation or warranty by Buyer in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by Buyer to Seller or any of their representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was made, not misleading. As of the Closing Date, Buyer does not have Knowledge, through its due diligence or otherwise, of any material fact which would cause any of the representations, warranties or statements made by or on behalf of the Seller herein to be materially false or misleading or to omit any material fact necessary in order to make such representation, warranty or statement not materially false or misleading.


                     ARTICLE VIII. COVENANTS OF THE PARTIES

     SECTION 8.01 NON-ASSERTION OF INTELLECTUAL PROPERTY RIGHTS. Seller agrees that neither it nor any Affiliate will assert against Buyer anywhere in the world, under any patent, trade secret, copyright, or any other proprietary right or Intellectual Property right owned or controlled by Seller, a claim that any Product, or any process used in the manufacture or commercialization thereof, infringes such patent, trade secret or copyright.

     SECTION 8.02 COOPERATION. Each Party shall reasonably cooperate with the other in preparing and filing all notices, applications, reports and other instruments and documents in connection with the transactions contemplated by this Agreement. Further, Seller shall from time to time, at the request of Buyer and without further cost or expense to Buyer, execute and deliver such instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Purchased Assets. This cooperation will include, but not be limited to, Seller's reasonable cooperation in the efforts of Buyer to obtain any third-party consents and approvals required for it to be able to own the Purchased Assets. In addition:

          (a) For a period of twelve (12) months after the Closing Date, Seller shall use commercially reasonable efforts to make available to Buyer, at Buyer's expense, for inspection and copying, at reasonable times after request therefor, any records and documents specifically related to the Purchased Assets retained by or in the control of Seller.

          (b) Upon the request of Buyer and at Buyer's expense, Seller shall use commercially reasonable efforts to make available, from time to time as reasonably required, employees, consultants and agents of Seller or who are otherwise familiar with the Purchased Assets and are employed or retained Seller, for the purposes of giving testimony or such other assistance as Buyer may reasonably need for the preparation and defense or prosecution of any Actions or Proceedings regarding the Purchased Assets with respect to which Buyer is responsible hereunder.

          (c) Without limitation to the foregoing, upon written request of Seller, at Seller's expense and not more than once in a calendar year, Buyer shall permit Seller or its designated Representative to have access during normal business hours and upon reasonable prior written notice, to such of the records of Buyer or its Affiliates as may be reasonably necessary to verify the accuracy of the information related to the Phrenilin Royalty hereunder for any calendar year ending not more than twenty-four (24) months prior to the date of such request. Seller or its designated Representative shall disclose to Buyer whether the Phrenilin Royalty payments made by Buyer are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Seller pursuant to this Section 8.02(c).

     SECTION 8.03 NOTIFICATION OF CERTAIN MATTERS. During the Transition Period each party shall give prompt notice to the other Party of (a) the discovery of any material fact of which the notifying party has Knowledge which causes such Party to conclude that any of the representations, warranties or statements made by or on behalf of such party herein or in any other document delivered pursuant to this Agreement, may be materially false or misleading; (b) the occurrence or the failure to occur of any material event which occurrence or failure causes, or reasonably could be expected to cause, any representation or warranty made by or on behalf of such party to be materially untrue or inaccurate; or (c) any failure of the notifying party to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by or on behalf of such party hereunder. Each party shall use commercially reasonable efforts to remedy any failure on its part to materially comply with or materially satisfy any covenant, condition or agreement to complied with or satisfied by or on behalf of such party hereunder.

     SECTION 8.04 ADVERSE EVENTS. Each Party shall give the other Party immediate notice, which shall be promptly confirmed in writing, of any occurrence that involves any material complaint about the safety or effectiveness of any Product, including a claim for death or injury following administration of the Product (that is plausibly related to the administration of the Product). Further, each Party shall give the other Party prompt written notice of any occurrence that involves any other matter arising out of this Agreement that must be reported to a Governmental or Regulatory Authority.

     SECTION 8.05 TRANSITION SERVICES.

     (a) Without limitation to its other obligations hereunder, Seller shall, at the request of Buyer, provide the services during the Transition Period (collectively, the "Transition Services") set forth on Schedule 8.04.

     (b) Seller shall make available to Buyer, at no additional expense, one
(1) office at Carnrick's New Jersey facility and, during regular business hours, provided however, that (i) Buyer shall not use such address for any official purpose in connection with its business activities, including but not limited to, in connection with its corporate organization, the Regulatory Documentation, any Permit, the Intellectual Property, the filing and payment of Taxes, the Assumed Contracts or any business relationship with a third party vendor, (ii) Buyer shall install its own telephone lines with independent voicemail or messaging services and provide for its own office equipment.

     (c) In consideration for the performance of the Transition Services, Buyer shall pay to Seller, on a quarterly basis, a fee equal to three percent (3%) of the Net Sales of the

Products during any period in which Transition Services were provided in such quarter. In addition, Buyer shall reimburse Seller for any out-of-pocket external costs, and a reasonable allocation of employee expense and internal costs, reasonably incurred by Seller in performing (i) any services required by Buyer that are outside the Ordinary Course of Business of Carnrick with respect to distribution of the Products or (ii) any event related to the distribution of the Products outside of the Ordinary Course of Business of Carnrick, such as a recall, except to the extent that such services are caused by Seller or its Representatives.

     SECTION 8.06 ASSIGNMENT OF CONTRACTS AND SELLER REGISTERED INTELLECTUAL PROPERTY. As soon as reasonably practicable after the Closing Date, Seller shall use reasonable commercial efforts to diligently assign and seek consent to the assignment of all Assumed Contracts and Seller Registered Intellectual Property.

     SECTION 8.07 MANUFACTURING, MARKETING AND PROMOTION OF THE PRODUCTS. From the Closing Date to the date Buyer has paid in full the Deferred Payment to Seller, Buyer shall (a) use commercially reasonable efforts to (a) market and promote the Phrenilin Products in the United States, and in such other countries in the Territory as Buyer may determine in its sole discretion, and (b) comply with all applicable laws and regulation in marketing and promoting the Products.

     SECTION 8.08 INSURANCE. From the Closing Date to the Delivery Date, Buyer shall maintain insurance coverage with respect to the Products, including Product Liability Insurance in the amount of not less than $1 million per occurrence and $5 million, with reputable companies as required by applicable law and in such amounts as is customary with respect to similarly situated companies.

     SECTION 8.09 MIDRIN NEGOTIATION RIGHT. If Seller decides at any time during the eighteen (18) months following the Closing Date to divest itself of Midrin to a third party other than an Affiliate, Seller shall notify Buyer in writing of such intention and Buyer shall thereafter have a thirty (30) day period to submit an offer to Seller to acquire Midrin. Buyer shall submit such an offer to Seller and Seller shall negotiate and in good faith with Buyer with respect to such offer for a period of thirty (30) days after receipt of Buyer's offer, provided that any such offer is on commercially reasonable terms with valuation and other terms and conditions consistent with an independent third party transaction of a similar product for a similar market and sales history. If Buyer and Seller are unable to reach such an agreement with respect to Midrin during such thirty (30) day period, Seller shall have the right to transfer Midrin to any other Person.

     SECTION 8.10 PRE-CLOSING PURCHASE ORDERS. Seller shall pay any amounts owing with respect to the Pre-Closing Purchase Orders as and when such amounts become due.

       ARTICLE IX.  ACTIONS BY THE PARTIES ON AND AFTER THE CLOSING DATE

     SECTION 9.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. The representations, warranties and covenants of Seller contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby shall, notwithstanding any investigation, analysis or evaluation by Buyer or its designees of the Purchased Assets, however subject to the representation of Buyer set forth in Section 7.06, survive the execution and delivery of this Agreement for a period of thirty-six (36) months following the Closing Date.

     SECTION 9.02  INDEMNIFICATION.

     (a) Seller shall indemnify, reimburse, defend and hold harmless Buyer, and its officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims and expenses, including interest, and penalties actually paid or incurred, including reasonable attorneys fees and all amounts reasonably paid in investigation, defense or settlement of any of the foregoing (collectively, "Damages"), in connection with, arising out of, resulting from or incident to (i) any breach by Seller or Carnrick of any of their respective covenants, representations, or warranties made in or pursuant to this Agreement; (ii) Seller's or Carnrick's conduct of the business with respect to the Purchased Assets prior to the Closing Date; (iii) Actions or Proceedings set forth in Schedule 6.09; (iv) all defects, latent or otherwise, relating to the Inventory as of the Closing Date; (v) negligent or intentional acts or omissions of Seller, Carnrick or their respective Representatives on or after the Closing Date, in performing the Transition Services; or (vi) the failure of Seller to pay, perform and discharge any Liabilities of Seller or Carnrick that are not Assumed Liabilities.

     (b) Buyer shall indemnify, defend and hold harmless Seller and its respective officers, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach by Buyer of any covenant, representation or warranty made by Buyer in or pursuant to this Agreement; (ii) the failure of Buyer to assume, pay, perform and discharge any Assumed Liabilities as and when due; (iii) the failure of Buyer to pay the Deferred Payment as provided in this Agreement or (iv) except to the extent indemnified by Seller pursuant to
Section 9.02(a), the conduct of the business with respect to the Purchased Assets on or after the Closing Date.

     (c) In the event of a claim which may give rise to such a right of indemnity, the party intending to claim indemnity shall give the indemnifying party notice in writing as soon as practical of any such claim or lawsuit and shall permit the indemnifying party to undertake the defense thereof at its expense. The parties shall cooperate reasonably, including not settling or disposing of a claim which is the subject of indemnity without the consent of the indemnifying party, not to be unreasonably withheld.

     SECTION 9.03 COVENANT NOT TO COMPETE. Seller hereby agrees that during the three (3) year period beginning on the Closing Date, Seller shall not develop or commercialize any product that contains one or more of the therapeutically active ingredients contained in the Products. Notwithstanding the foregoing, this Section 9.03 shall not apply to (a) any products that Seller or any of its Affiliates acquires in connection with a bona fide merger with, or acquisition of substantially all of the assets of, a Person that is not principally involved in the development or commercialization of one or more competing products, and
(b) any bona fide services provided by an Affiliate of Seller with respect to competing products owned by a third part. If any restrictions contained in this
Section 9.03 shall be deemed to be invalid or unenforceable by reason of the extent, duration and geographic scope thereof or otherwise, then Buyer shall have the right to reduce such extent, duration and geographic scope or other provision hereof, and in their reduced form such restrictions shall then be enforceable in the manner contemplated hereby.

     SECTION 9.04 Buyer hereby agrees that during the three (3) year period beginning on the Closing Date, Buyer shall not, without the prior written consent of Seller, solicit, recruit, nor offer employment to any employee, officer, or director of Seller, Carnrick or any Affiliate.

                            ARTICLE X. MISCELLANEOUS

     SECTION 10.01 CONFIDENTIALITY.

          (a) For a period of five (5) years after the Closing Date, Seller shall not without the prior written consent of Buyer, disclose to any Person confidential information relating to or concerning Buyer, the Purchased Assets or the Transition Services (the "Buyer Information"), except to such representatives of Seller who reasonably need to know such information for purposes of Taxes, accounting, pending litigation and other matters necessary in respect of Seller's ownership, prior to the Closing Date of the Purchased Assets, or performance, prior to the end of the Transition Period, of its obligations hereunder. In the event that Seller is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any information with respect to the Purchased Assets or Transition Services, Seller shall provide Buyer with prompt notice of such request or demands or other similar process so that Buyer may seek an appropriate protective order.

          (b) For a period of five (5) years following the Closing Date, Buyer shall not, without the prior written consent of Seller, disclose to any Person confidential information relating to or concerning Seller or the terms of this Agreement, except to such representatives of Buyer who reasonably need to know such information for purposes of conducting the business with respect to the Purchased Assets or with respect to Taxes, accounting, pending litigation and other matters necessary in respect of Buyer's performance of its obligations hereunder. In the event that Buyer is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any information with respect to the Transition Services, Buyer shall provide Seller with prompt notice of such request or demands or other similar process so that Seller may seek an appropriate protective order. Notwithstanding the foregoing, in no event shall this Section 10.01(b) apply to any Buyer Information.

     (c) The term confidential information as used in this Section 10.01 does not include information which (i) at the time of disclosure is in the public domain or thereafter becomes part of the public domain by publication or otherwise through no act of the party receiving such information; (ii) the party receiving such information can establish was in its possession prior to the time of the disclosure; (iii) is independently made available as a matter of right to the party receiving such information by a third party who is not in violation of a confidential relationship with the other party; or (iv) is developed by a party independently of the confidential information received from the other party as shown by its written records; provided however, that except with respect to clause (i) above, Buyer Information shall be deemed to be confidential information of Buyer for all purposes hereunder.

     (d) For purposes of this Section 10.01, each of Seller and Buyer shall include their respective directors, officers, employees, attorneys and accountants.

     Each party agrees and acknowledges that the unauthorized use or disclosure of any confidential information by it in violation of this Agreement may cause severe and irreparable damage to the other party. In the event of any violation of this Section 10.01, the parties agree that the non-violating party shall be entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law.

     SECTION 10.02 SURVIVAL. Any termination of this Agreement shall not affect the rights of either party that accrued as of the date of termination. Articles VI, VII, VIII and IX and Section 2.02, 3.02, 5.03, 11.04, 11.08 and 11.12 and
this Section 10.02 shall survive the termination of this Agreement.

     SECTION 10.03 PUBLIC STATEMENTS. Except as otherwise required by law, Seller and Buyer agree that neither Party shall issue any press releases or otherwise make public statements with respect to the transactions contemplated by this Agreement without first obtaining the prior written consent of the other Party.

     SECTION 10.04 NOTICES. All notices, request and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

     If to Buyer to:  Amarin Corporation, Plc
                      Gemini House, Bartholomew's Walk
                      Ely, Cambs. CB7
                      England

     If to Seller to: Elan Pharmaceuticals, Inc.
                      800 Gateway Boulevard
                      South San Francisco, California 94080
                      Telephone No.: 650-877-7667
                      Facsimile No.: 650-875-3620
                      Attention: VP, Commercial and Legal Affairs

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 10.04, be deemed given upon receipt; (ii) if delivered by facsimile to the facsimile number as provided in this Section 10.04, be deemed given upon receipt by sender of the answer back confirmation; and (iii) if delivered by mail in the manner described above or by overnight courier to the address as provided in this
Section 10.04, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 10.04). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     SECTION 10.05 ENTIRE AGREEMENT. This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof, including the LDS Agreement, and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

     SECTION 10.06 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

     SECTION 10.07 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     SECTION 10.08 THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 9.02.

     SECTION 10.09 ASSIGNMENT; BINDING EFFECT. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not to be unreasonably withheld, and any attempt to do so will be void; provided, however, that (a) either Party shall be free to assign any rights and obligations under this Agreement to an Affiliate, and (b) after Buyer's full and complete satisfaction of the Deferred Payment, Buyer may freely assign all or part of its right, title and interest in or to the Purchased Assets, but shall in no circumstances be permitted to assign its rights with respect to the Transition Services, in each case without the prior written consent of the other Party. Notwithstanding the foregoing, nothing in this provision 10.09 shall in any way impact the independent rights of Seller or any Affiliate in their capacity as shareholders, officers, directors or creditors of Buyer. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

     SECTION 10.10 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     SECTION 10.11 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein.

     SECTION 10.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

     SECTION 10.13 EXPENSE. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

     IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by the parties hereto all as of the date first above written.




ELAN PHARMACEUTICALS, INC.



By: /s/ John Groom
    _______________________
    Name:  John Groom
    Title: President & CEO




AMARIN CORPORATION, PLC



By: /s/ Rick Stewart
    _______________________
    Name:  Rick Stewart
    Title: CEO

                                SCHEDULE 1.01(d)

                               ASSUMED CONTRACTS

1. The Contracts between Carnrick and each of the parties set forth on Exhibit 1 to this Schedule 1.01(d) related to managed care, to the extent such agreement may be assigned by Seller and assumed by Buyer, for the period set forth on such exhibit.

2. The Confidentiality and Product Development Agreement dated October 17, 1997 by and between Carnrick and Lannett Pharmaceutical Co. regarding Phrenilin CO.

3. The Confidentiality and New Product Development Agreement dated September 18, 1997 by and between Carnrick and HI-TECH Pharmacal Co. Inc. regarding a proposed product containing Difenoxin and Atropine Sulfate.

4. The Confidentiality and New Product Development Agreement dated February 17, 1998 by and between Carnrick and HI-TECH Pharmacal Co. regarding a proposed product containing Nolamine Liquid (phenindamine tartrate 24 mg., chlorpheniramine maleate 4 mg., phenylpropanolamine HCL 50 mg.).

5. The Confidentiality and New Product Development Agreement dated February 17, 1998 by and between Carnrick and HI-TECH Pharmacal Co. Inc. regarding a proposed product containing Nollahist Liquid (phenindamine tartrate 25 mg.).

6. The Confidentiality and New Product Development Agreement dated January 24, 1996 by and between Carnrick and Paco Pharmaceutical Services, Inc. regarding a proposed product containing, Acetaminophen & Codeine Phosphate CAPITAL & CODEINE ORAL SUSPENSION.

7. The Mutual Non-Disclosure agreement dated October 10, 1997 by and between Carnrick and Lannett Company, Inc. regarding a product containing aspirin, butalbital and caffeine.

8. The Confidentiality Agreement dated May 9, 1994, as modified January 22, 1998, by and between Johnson Matthey Inc., on the one part, and Carnrick, SST Corporation and Lannett Company, Inc., on the second part, regarding Difenoxin Hydrochloride.

9. The Supply Agreement dated December 5, 1997 by and between Carnrick and Mallinckrodt Chemical, Inc, Hobart regarding the manufacture and supply of certain products, including Arnen, Bontril, Midrin, Phrenilin, Phrenilin Forte, Propagest, Sinulin Skelaxin and Hydrocet. Assignment of this contract requires the prior written consent of Mallinkrodt.

10. The Supply Agreement dated May 27, 1997 by and between Carnrick and Lannett Company, Inc. regarding the manufacture and supply of certain products, including Midrin, Motofen, Phrenilin and Phrenilin Forte. Assignment of this contract requires the prior written consent of Lannett.

ELAN PHARMACEUTICALS, INC.
Schedule of Contract Pricing (Rebate Contracts)

                                               Advance Paradigm       Astra US          Anthem
                                               11350 McCormick Rd.    Healthcare        5545 Governor's
                                               Exec. Plaza #,         950 Jolly Road    Hill Drive
                                               Suite 1000             P.O. Box 1109     Suite 400
                                               Hunt Valley,           Blue Bell, PA     Cincinnati, OH
                                               MD 21031               19422             45249
                            ------------------ -------------------   --------------    -------------
                                    Begin Date          01/01/99           04/01/97        04/01/96
                                      End Date Evergreen*            Evergreen*        none
                            ------------------ -------------------   --------------    -------------
Amen Tablets                 0088-0049-05   50
Amen Tablets                 0088-0049-10  100
Amen Tablets                 0088-0049-90 1000

Bontril PDM Tablets          0088-0048-10  100
Bontril PDM Tablets          0088-0048-90 1000

Bontril SR Capsules          0088-0047-10  100

Capital & Codeine Susp       0088-0046-16  480

Exgest LA Tablets            0088-0083-10  100              15.00%                            10.00%
Exgest LA Tablets            0088-0083-50  500              15.00%                            10.00%

Hydrocet Capsules            0088-0057-10  100              10.00%

Motofen Tablets              0088-0074-05   50
Motofen Tablets              0088-0074-10  100

Nolahist Tablets             0088-0052-10  100
Nolahist Tablets             0088-0052-24  168

Nolamine TR Tablets          0088-0204-10  100               0.00%           0.00%
Nolamine TR Tablets          0088-0204-25  250               0.00%           0.00%

Phrenilin Tablets            0088-0050-10  100              15.00%                            10.00%
Phrenilin Tablets            0088-0050-50  500              15.00%                            10.00%

Phrenilin Forte Capsules     0088-0058-10  100              15.00%                            10.00%
Phrenilin Forte Capsules     0088-0058-50  500              16.00%                            10.00%

Propagest Tablets            0088-0051-10  100

Salflex Tablets 500 mg       0088-0071-10  100

Salflex Tablets 750 mg       0088-0072-10  100
Salflex Tablets 750 mg       0088-0072-50  500

Sinulin Tablets              0088-0086-02   20
Sinulin Tablets              0088-0086-10  100
Sinulin Tablets              0088-0086-24  168

                                                                          Cigna
                                                 Caremark                 Health Corp.-
                                                 2211 Sanders             900 Cottage
                                                 Road                     Grove Road
                                                 Northbrook,              Bloomfield,
                                                 IL 60062                 CT 06002
                            ------------------   ------------             ---------------
                                    Begin Date       04/01/99                    04/01/99
                                      End Date   Evergreen*                      03/31/01
                            ------------------   ------------             ---------------
Amen Tablets                 0088-0049-05   50                                  9% to 15%
Amen Tablets                 0088-0049-10  100                                  9% to 15%
Amen Tablets                 0088-0049-90 1000                                  9% to 15%

Bontril PDM Tablets          0088-0048-10  100                                  9% to 15%
Bontril PDM Tablets          0088-0048-90 1000                                  9% to 15%

Bontril SR Capsules          0088-0047-10  100                                  9% to 15%

Capital & Codeine Susp       0088-0046-16  480                                  9% to 15%

Exgest LA Tablets            0088-0083-10  100   10% + $.01 to $.05/unit        9% to 15%

Exgest LA Tablets            0088-0083-50  500   10% + $.01 to $.05/unit        9% to 15%

Hydrocet Capsules            0088-0057-10  100                                  9% to 15%

Motofen Tablets              0088-0074-05   50                                  9% to 15%
Motofen Tablets              0088-0074-10  100                                  9% to 15%

Nolahist Tablets             0088-0052-10  100                                  9% to 15%
Nolahist Tablets             0088-0052-24  168                                  9% to 15%

Nolamine TR Tablets          0088-0204-10  100                                  9% to 15%
Nolamine TR Tablets          0088-0204-25  250                                  9% to 15%

Phrenilin Tablets            0088-0050-10  100   10% + $.005 to $.0125/unit     9% to 15%
Phrenilin Tablets            0088-0050-50  500   10% + $.005 to $.0125/unit     9% to 15%

Phrenilin Forte Capsules     0088-0058-10  100   10% + $.005 to $.0125/unit     9% to 15%
Phrenilin Forte Capsules     0088-0058-50  500   10% + $.005 to $.0125/unit     9% to 15%

Propagest Tablets            0088-0051-10  100

Salflex Tablets 500 mg       0088-0071-10  100                                  9% to 15%

Salflex Tablets 750 mg       0088-0072-10  100                                  9% to 15%
Salflex Tablets 750 mg       0088-0072-50  500                                  9% to 15%

Sinulin Tablets              0088-0068-02   20                                  9% to 15%
Sinulin Tablets              0088-0068-10  100                                  9% to 15%
Sinulin Tablets              0088-0068-24  168                                  9% to 15%

* = Evergreen clause in contract (contract is automatically renewed for one-year periods)
Elan Pharmaceuticals Confidential 03/28/2000

ELAN PHARMACEUTICALS, INC.
Schedule of Contract Pricing (Rebate Contracts)


                                                                                   General                          Health Alliance
                                             Covenby          Express              Prescription    Harvard          Plan of
                                             Corporation      Scripts              Programs        Pilgrim          Michigan
                                             501 Corporate    14000 Riverport      61 Freeman      20 Overland      2850 West
                                             Centre Dr.       Drive                Street          St.              Grand Blvd.
                                             Suite 400                             5th Floor
                                             Franklin,        Maryland Heights,    Newark,         Boston,          Detroit,
                                             TN 37067         MO 63043             NJ 67105        MA 02215-3300    MI 48202
                               Begin Date         01/01/98             07/01/95        03/01/97         10/01/97          09/01/93
                                 End Date    Evergreen*                12/31/99        03/31/00    Evergreen*       Evergreen*
                               ----------    -------------    -----------------    ------------    -------------    ---------------
                                                           Negotiating for renewal.

Amen Tablets           0088-0049-05     50           8.00%               10.00%
Amen Tablets           0088-0049-10    100           8.00%               10.00%
Amen Tablets           0088-0049-90   1000           8.00%               10.00%

Bontril PDM Tablets    0088-0048-10    100
Bontril PDM Tablets    0088-0048-90   1000

Bontril SR Capsules    0088-0047-10    100

Capital & Codeine
 Susp                  0088-0046-16    480           8.00%

Exgest LA Tablets      0088-0065-10    100           8.00%        10.00% + $.01           8.00%
                                                                   to $.03/unit
Exgest LA Tablets      0088-0063-50    500           8.00%        10.00% + $.01           8.00%
                                                                   to $.03/unit

Hydrocet Capsules      0088-0057-10    100           8.00%

Motofen Tablets        0088-0074-05     50           8.00%
Motofen Tablets        0088-0074-10    100           8.00%

Nolahist Tablets       0088-0052-10    100           8.00%                                                                   10.00%
Nolahist Tablets       0088-0062-24    168           8.00%                                                                   10.00%

Nolamine TR Tablets    0088-0204-10    100           8.00%                4.00%                           7.50%              10.00%

Nolamine TR Tablets    0088-0204-25    250           8.00%                4.00%                           7.50%              10.00%

Phrenilin Tablets      0088-0050-10    100           8.00%               10.00%          8.00%           15.00%              10.00%
Phrenilin Tablets      0088-0050-50    500           8.00%

Phrenilin Forte
 Capsules              0088-0058-10    100           8.00%               10.00%          8.00%           15.00%              10.00%
Phrenilin Forte
 Capsules              0088-0058-50    500           8.00%

Propagest Tablets      0088-0051-10    100

Salflex Tablets
 500mg                 0088-0071-10    100           8.00%

Salflex Tablets
 750mg                 0088-0072-10    100           8.00%
Salflex Tablets
 750mg                 0088-0072-50    500           8.00%

Sinulin Tablets        0088-0068-02     20
Sinulin Tablets        0088-0068-10    100
Sinulin Tablets        0088-0068-24    168


* = Evergreen clause in contract (contract is automatically renewed for one-year periods)

Elan Pharmaceuticals Confidential                                     03/28/2000

ELAN PHARMACEUTICALS, INC.
Schedule of Contract Pricing (Rebate Contracts)



                                                  Health Partners          Humana                       Integrated Pharm. Services
                                                  8100 34th Avenue S.      500 West Main St.           3400 Data Drive
                                                  Bloomington, MN 55425    Louisville, KY 40201-1438   Rancho Cordova, CA 95670
                                   Begin Date                  01/01/00                     10/01/97                     07/01/97
                                     End Date                  06/30/02    Evergreen*                  Evergreen*
                           ------------------     ---------------------    -------------------------   ---------------------------
                                                      NEW CONTRACT
Amen Tablets               0088-0049-05    50                                                                              10.00%
Amen Tablets               0088-0049-10   100                                                                              10.00%
Amen Tablets               0088-0049-90  1000                                                                              10.00%


Bontril PDM Tablets        0088-0048-10   100
Bontril PDM Tablets        0088-0048-90  1000

Bontril SR Capsules        0088-0047-10   100

Capital & Codeine Susp     0088-0046-16   480                                                                              10.00%

Exgest LA Tablets          0088-0083-10   100                                                   10.00%
Exgest LA Tablets          0088-0083-50   500                                                   10.00%

Hydrocet Capsules          0088-0057-10   100

Motofen Tablets            0088-0074-05    50                                                                                8.00%
Motofen Tablets            0088-0074-10   100                                                                                8.00%

Nolahist Tablets           0088-0052-10   100                                                                               10.00%
Nolahist Tablets           0088-0052-24   168                                                                               10.00%

Nolamine TR Tablets        0088-0204-10   100                    10.00%                          8.00%                       8.00%
Nolamine TR Tablets        0088-0204-25   250                    10.00%                          8.00%                       8.00%

Phrenilin Tablets          0088-0050-10   100                                                   10.00%                      10.00%
Phrenilin Tablets          0088-0050-50   500

Phrenilin Forte Capsules   0088-0058-10   100                                                   10.00%                      10.00%
Phrenilin Forte Capsules   0088-0058-50   500

Propagest Tablets          0088-0051-10   100

Salflex Tablets 500 mg     0088-0071-10   100                                                                               10.00%

Salflex Tablets 750 mg     0088-0072-10   100                                                                               10.00%
Salflex Tablets 750 mg     0088-0072-50   100                                                                               10.00%

Sinulin Tablets            0088-0068-02    20
Sinulin Tablets            0088-0068-10   100
Sinulin Tablets            0088-0068-24   168


                                                                             Merck-Medco               M&M Health Plans (Pro-Mark)
                                                                             100 Summit Avenue         33 North Road
                                                                             Montvale, NJ 07645-1753   Wakefield, Fl 02879-2154
                                   Begin Date                                               11/01/97                      04/01/97
                                     End Date                                               09/30/00                      03/31/00
                           ------------------                                -----------------------   ---------------------------

Amen Tablets               0088-0049-05    50
Amen Tablets               0088-0049-10   100
Amen Tablets               0088-0049-90  1000

Bontril PDM Tablets        0088-0048-10   100
Bontril PDM Tablets        0088-0048-90  1000

Bontril SR Capsules        0088-0047-10   100

Capital & Codeine Susp     0088-0046-16   480

Exgest LA Tablets          0088-0083-10   100                                       $.04 to $.16/unit
Exgest LA Tablets          0088-0083-50   500                                       $.04 to $.16/unit

Hydrocet Capsules          0088-0057-10   100

Motofen Tablets            0088-0074-05    50
Motofen Tablets            0088-0074-10   100

Nolahist Tablets           0088-0052-10   100
Nolahist Tablets           0088-0052-24   168

Nolamine TR Tablets        0088-0204-10   100                                               8% of WAC
Nolamine TR Tablets        0088-0204-25   250                                               8% of WAC

Phrenilin Tablets          0088-0050-10   100                                               8% of WAC                      10.00%
Phrenilin Tablets          0088-0050-50   500                                               8% of WAC

Phrenilin Forte Capsules   0088-0058-10   100                                               8% of WAC                      10.00%
Phrenilin Forte Capsules   0088-0058-50   500                                               8% of WAC

Propagest Tablets          0088-0051-10   100

Salflex Tablets 500 mg     0088-0071-10   100                                       $.04 to $.13/unit

Salflex Tablets 750 mg     0088-0072-10   100                                       $.04 to $.13/unit
Salflex Tablets 750 mg     0088-0072-50   500                                       $.04 to $.13/unit

Sinulin Tablets            0088-0068-02    20
Sinulin Tablets            0088-0068-10   100
Sinulin Tablets            0088-0068-24   168

* = Evergreen clause in contract (contract is automatically renewed for one-year periods)
Elan Pharmaceuticals Confidential                                    03/28/2000

ELAN PHARMACEUTICALS, INC.
Schedule of Contract Pricing (Rebate Contracts)

                                                                                                  Pharmacy Associates,
                                                NPA                       PCS Health Systems      Inc. (PAI)
                                                711 Ridgedale Ave.        5701 Green Valley Dr.   320 Executive Court
                                                                                                  Suite 201
                                                East Hanover, NJ 07936    Minneapolis, MN 55437    Little Rock, AK 72205
                                    Begin Date                  04/01/99                07/01/94                  07/01/96
                                      End Date  Evergreen                               12/31/99  Evergreen
                                                                             Renegotiating
                             -----------------  ------------------------  ----------------------  ------------------------
Amen Tablets                 0088-0049-05   50                     6.00%                  12.00%                    10.00%
Amen Tablets                 0088-0049-10  100                     6.00%                  12.00%                    10.00%
Amen Tablets                 0088-0049-90 1000                     6.00%                  12.00%                    10.00%

Bontril PDM Tablets          0088-0048-10  100
Bontril PDM Tablets          0088-0048-90 1000

Bontril SR Capsules          0088-0047-10  100

Capital & Codeine Susp       0088-0046-16  480                                            12.00%                    10.00%

Exgest LA Tablets            0088-0083-10  100                                            12.00%                    10.00%
Exgest LA Tablets            0088-0083-50  500                                            12.00%                    10.00%

Hydrocet Capsules            0088-0057-10  100

Motofen Tablets              0088-0074-05   50                                            12.00%                     6.00%
Motofen Tablets              0088-0074-10  100                                            12.00%                     6.00%

Nolahist Tablets             0088-0052-10  100                                                                      10.00%
Nolahist Tablets             0088-0052-24  168                                                                      10.00%

Nolamine TR Tablets          0088-0204-10  100                                            12.00%                     6.00%
Nolamine TR Tablets          0088-0204-25  250                                            12.00%                     6.00%

Phrenilin Tablets            0088-0050-10  100                                            12.00%                    10.00%
Phrenilin Tablets            0088-0050-50  500                                            12.00%                    10.00%

Phrenilin Forte Capsules     0088-0058-10  100                                            12.00%                    10.00%
Phrenilin Forte Capsules     0088-0058-50  500                                            12.00%                    10.00%

Propagest Tablets            0088-0051-10  100

Salflex Tablets 500 mg       0088-0071-10  100                     6.00%                                            10.00%

Salflex Tablets 750 mg       0088-0072-10  100                     6.00%                                            10.00%
Salflex tablets 750 mg       0088-0072-50  500                     6.00%                                            10.00%

Sinulin Tablets              0088-0068-02   20
Sinulin Tablets              0088-0068-10  100
Sinulin Tablets              0088-0068-24  168


                                                Pro Vantage               Prudential
                                                13555 Bishops Court       4100 Alpha Road
                                                Suite 201                 Suite 400
                                                Brookfield, WI 63005      Dallas, TX 75244-4327
                                    Begin Date                  01/01/99                10/01/97
                                      End Date  Evergreen                               08/30/00
                             -----------------  ------------------------  ----------------------
Amen Tablets                 0088-0049-05   50                 4% to 10%
Amen Tablets                 0088-0049-10  100                 4% to 10%
Amen Tablets                 0088-0049-90 1000                 4% to 10%

Bontril PDM Tablets          0088-0048-10  100
Bontril PDM Tablets          0088-0048-90 1000

Bontril SR Capsules          0088-0047-10  100

Capital & Codeine Susp       0088-0046-16  480

Exgest LA Tablets            0088-0083-10  100                 4% to 10%                  12.00%
Exgest LA Tablets            0088-0083-50  500                 4% to 10%                  12.00%

Hydrocet Capsules            0088-0057-10  100

Motofen Tablets              0088-0074-05   50
Motofen Tablets              0088-0074-10  100

Nolahist Tablets             0088-0052-24  100
Nolahist Tablets             0088-0052-24  168

Nolamine TR Tablets          0088-0204-10  100                 4% to 7%                   10.00%
Nolamine TR Tablets          0088-0204-25  250                 4% to 7%                   10.00%

Phrenilin Tablets            0088-0050-10  100                 4% to 10%
Phrenilin Tablets            0088-0050-50  500                 4% to 10%

Phrenilin Forte Capsules     0088-0058-10  100                 4% to 10%
Phrenilin Forte Capsules     0088-0058-50  500                 4% to 10%

Propagest Tablets            0088-0051-10  100

Salflex Tablets 500 mg       0088-0071-10  100                 4% to 10%

Salflex Tablets 750 mg       0088-0072-10  100                 4% to 10%
Salflex tablets 750 mg       0088-0072-50  500                 4% to 10%

Sinulin Tablets              0088-0068-02   20
Sinulin Tablets              0088-0068-10  100
Sinulin Tablets              0088-0068-24  168

* = Evergreen clause in contract (contract is automatically renewed for one-year periods)
Elan Pharmaceuticals Confidential 03/28/2000

ELAN PHARMACEUTICALS, INC.
Schedule of Contract Pricing (Rebate Contracts)

                                                         RXAmerica              Scott & White       Wellpoint
                                                         389 Billy Mitchell Rd. 2601 Thornton Lane  4553 La Tianda Drive

                                                         Salt Lake City         Temple,             Thousand Oaks,
                                                         UT84116                TX78502             CA91382
                                         Begin Date                   10/01/96            01/01/98              04/01/99
                                           End Date      Evergreen*             Evergreen*          Evergreen*
                                         -----------     ---------------------  ------------------  --------------------
Amen Tablets               0088-0049-05          50                                         10.00%             4% to 10%
Amen Tablets               0088-0049-10         100                                         10.00%             4% to 10%
Amen Tablets               0088-0049-90        1000                                         10.00%             4% to 10%

Bontril PDM Tablets        0088-0048-10         100                                         10.00%
Bontril PDM Tablets        0088-0048-90        1000                                         10.00%

Bontril SR Capsules        0088-0047-10         100                                         10.00%

Capital & Codeine Susp     0088-0046-16         480                                         10.00%             4% to 10%

Exgest LA Tablets          0088-0083-10         100                      8.00%              10.00%             4% to 10%
Exgest LA Tablets          0088-0083-50         500                      8.00%              10.00%             4% to 10%

Hydrocet Capsules          0088-0057-10         100                      8.00%              10.00%

Motofen Tablets            0088-0074-05          50                      8.00%               8.00%
Motofen Tablets            0088-0074-10         100                      8.00%               8.00%

Nolahist Tablets           0088-0052-10         100                     10.00%              10.00%
Nolahist Tablets           0088-0052-24         168                     10.00%              10.00%

Nolamine TR Tablets        0088-0204-10         100                                          8.00%             4% to 10%
Nolamine TR Tablets        0088-0204-25         250                                          8.00%             4% to 10%

Phrenilin Tablets          0088-0050-10         100                      8.00%              10.00%             4% to 10%
Phrenilin Tablets          0088-0050-50         500                                                            4% to 10%

Phrenilin Forte Capsules   0088-0058-10         100                      8.00%              10.00%             4% to 10%
Phrenilin Forte Capsules   0088-0058-50         500                                                            4% to 10%

Propagest Tablets          0088-0051-10         100                      8.00%              10.00%

Salflex Tablets 500mg      0088-0071-10         100                      8.00%              10.00%

Salflex Tablets 750mg      0088-0072-10         100                      8.00%              10.00%
Salflex Tablets 750mg      0088-0072-50         500                      8.00%              10.00%

Sinulin Tablets            0088-0068-02          20                                         10.00%
Sinulin Tablets            0088-0068-10         100                                         10.00%
Sinulin Tablets            0088-0068-24         168                                         10.00%

                                                         Medicaid                    Connecticut PACE
                                                         c/o HCFA                    (Medicaid
                                                                                     Supplemental)

                                         Begin Date      (XXXX    change quarterly               07/03/1991
                                           End Date      and are $/unit)             Evergreen*
                                         -----------     --------------------------  ----------------------
Amen Tablets               0088-0049-05          50                       $0.024890            Same as HCFA
Amen Tablets               0088-0049-10         100                       $0.024890            Same as HCFA
Amen Tablets               0088-0049-90        1000                       $0.024890            Same as HCFA

Bontril PDM Tablets        0088-0048-10         100                       $0.006878            Same as HCFA
Bontril PDM Tablets        0088-0048-90        1000                       $0.006878            Same as HCFA

Bontril SR Capsules        0088-0047-10         100                       $0.235680            Same as HCFA

Capital & Codeine Susp     0088-0046-16         480                       $0.009432            Same as HCFA

Exgest LA Tablets          0088-0083-10         100                       $0.036502            Same as HCFA
Exgest LA Tablets          0088-0083-50         500                       $0.036502            Same as HCFA

Hydrocet Capsules          0088-0057-10         100                       $0.020595            Same as HCFA

Motofen Tablets            0088-0074-05          50                       $0.123520            Same as HCFA
Motofen Tablets            0088-0074-10         100                       $0.123520            Same as HCFA

Nolahist Tablets           0088-0052-10         100                       $0.062487            Same as HCFA
Nolahist Tablets           0088-0052-24         168                       $0.062487            Same as HCFA

Nolamine TR Tablets        0088-0204-10         100                       $0.314818            Same as HCFA
Nolamine TR Tablets        0088-0204-25         250                       $0.314818            Same as HCFA

Phrenilin Tablets          0088-0050-10         100                       $0.021854            Same as HCFA
Phrenilin Tablets          0088-0050-50         500                       $0.021854            Same as HCFA

Phrenilin Forte Capsules   0088-0058-10         100                       $0.023078            Same as HCFA
Phrenilin Forte Capsules   0088-0058-50         500                       $0.023078            Same as HCFA

Propagest Tablets          0088-0051-10         100                       $0.006373            Same as HCFA

Salflex Tablets 500mg      0088-0071-10         100                       $0.006061            Same as HCFA

Salflex Tablets 750mg      0088-0072-10         100                       $0.128180            Same as HCFA
Salflex Tablets 750mg      0088-0072-50         500                       $0.128180            Same as HCFA

Sinulin Tablets            0088-0068-02          20                       $0.019340            Same as HCFA
Sinulin Tablets            0088-0068-10         100                       $0.019340            Same as HCFA
Sinulin Tablets            0088-0068-24         168                       $0.019340            Same as HCFA

* = Evergreen clause in contract (contract is automatically renewed for one-year periods)
Elan Pharmaceuticals Confidential 03/28/2000

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